HOME EQUITY ASSET TRUST 2007-1

HOME EQUITY ASSET TRUST 2007-1

DERIVED INFORMATION [1/10/06]

[$970,000,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$980,000,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefundurg, and is based off of rolled scheduled balances as of the 1101107 cutoff date. The fmal numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 1,055

Total Outstanding Loan Balance ($): 236,451,486

Total Expected Collateral Balance ($): 1,000,000,100

Total Expected Collateral Balance - Selection ($): 237,885,615

Average Loan Current Balance ($): 224,125

:

Weighted Average Original LTV (%) *: 80.4 Weighted Average Coupon (%): 8.46
Arm Weighted Average Coupon (%):	8.28
Fixed Weighted Average Coupon (%):	9.60
Weighted Average Margin (%): 6.24 Weighted Average FICO (Non-Zero):	640

Weighted Average Age (Months): 2

:

%First Liens: 95.6%

Second Liens: 4.4

%Arms: 86.4 % Fixed: 13.6 %Interest Only: 15.0 % of Loans with Mortgage Insurance: 0.0

Current Rate (%)		No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
6.01	- 6.50	10	3,024,818	1.3	6.37	77.2	678
6.51	- 7.00	33	10,587,512	4.5	6.83	77.2	673
7.01	- 7.50	99	29,053,214	12.3	7.35	78.0	675
7.51	-8.00	235	62,646,618	26.5	7.81	78.1	661
8.01	- 8.50	161	38,927,854	16.5	8.28	79.3	637
8.51	- 9.00	132	31,976,846	13.5	8.78	81.5	620
9.01	-9.50	100	24,045,748	10.2	9.27	82.7	598
9.51	-10.00	94	17,589,706	7.4	9.79	83.8	602
10.01 - 10.50		41	6,259,804	2.6	10.30	79.9	574
10.51 -11.00		39	4,434,079	1.9	10.80	85.8	644
11.01- 11.50		36	2,734,269	1.2	11.35	95.9	660
11.51 - 12.00		15	1,027,287	0.4	11.81	97.2	655
12.01 >=		60	4,143,730	1.8	12.58	99.4	649
Total:		1,055	236,451,486	100.0	8.46	80.4	640
Max: 17.38
Min: 6.14
Wgt Avg: 8.46

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV*%	WA FICO
476 - 500 501 -525 526 - 550 551-575 576 - 600 601 - 625 626 - 650 651 - 675 676 - 700 701 - 725 726 - 750 751 - 775 776 - 800 801 - 825	7 35 54 84 95 118 181 193 136 66 52 25 7 2	1,416,136 7,153,363 10,961,186 19,658,717 23,835,385 25,740,413 38,359,326 43,562,412 31,390,764 16,262,950 11,158,389 5,610,512 764,807 577,124	0.6 3.0 4.6 8.3 10.1 10.9 16.2 18.4 13.3 6.9 4.7 2.4 0.3 0.2	9.33 9.42 9.26 8.81 8.64 8.68 8.58 8.24 8.07 8.01 7.96 7.93 8.58 7.83	65.0 499 68.4 515 70.7 539 76.1 564 79.6 590 80.1 614 82.6 640 82.5 663 82.1 689 83.7 713 83.0 736 83.7 758 85.9 788 74.1 809
Total:	1,055	236,451,486	100.0	8.46	80.4 640
Max: 816
Min: 492 Wgt Avg: 640

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*%	WA FICO
Scheduled Balance	Loans	Balance	Balance	%
<= 50,000	54	1,841,293	0.8	11.41	95.6 664
50,001 -100,000	154	11,450,547	4.8	10.23	86.0 642
100,001 -150,000	173	21,669,609	9.2	9.00	80.1 638
150,001 - 200,000	175	30,497,350	12.9	8.54	80.2 636
200,001 - 250,000	135	30,245,219	12.8	8.50	78.6 628
250,001 - 300,000	95	26,375,807	11.2	8.28	80.6 641
300,001 - 350,000	76	24,654,024	10.4	8.14	79.8 647
350,001 -400,000	72	26,997,631	11.4	8.10	79.2 641
400,001 -450,000	42	17,986,863	7.6	8.16	80:8 638
450,001 - 500,000	32	15,282,503	6.5	8.08	80.1 647
500,001 - 550,000	11	5,780,922	2.4	8.15	77.3 646
550,001 - 600,000	14	8,051,330	3.4	8.10	80.3 656
600,001 - 650,000	8	5,037,822	2.1	8.29	86.2 662
650,001 - 700,000	7	4,777,340	2.0	8.06	80.4 637
700,001 - 750,000	4	2,938,372	1.2	8.67	78.8 597
750,001 - 800,000	1	795,854	0.3	9.50	87.5 581
900,001 - 950,000	1	945,000	0.4	6.80	85.9 716
1,000,001 >=	1	1,124,000	0.5	8.70	80.0 718
Total:	1,055	236,451,486	100.0	8.46	80.4 640
Max: 1,124,000.00
Min: 10,947.32
Avg: 224,124.63

Original LTV (%) *	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV*%	WA FICO
<= 50.0	24	3,677,189	1.6	8.46	42.5 574
50.1 -55.0	8	2,092,814	0.9	7.50	53.3 606
55.1 - 60.0	25	5,210,943	2.2	8.10	58.4 584
60.1 -65.0	30	6,944,056	2.9	8.48	63.8 598
65.1 - 70.0	50	12,693,461	5.4	8.65	68.7 580
70.1 - 75.0	100	23,837,795	10.1	8.44	74.2 624
75.1 - 80.0	423	106,456,983	45.0	8.01	79.8 659
80.1 - 85.0	80	21,012,211	8.9	8.51	84.5 609
85.1 -90.0	122	30,688,928	13.0	8.70	89.4 637
90.1 - 95.0	29	6,654,002	2.8	9.41	94.8 656
95.1 - 100.0	164	17,183,106	7.3	10.48	99.9 684
Total:	1,055	236,451,486	100.0	8.46	80.4 640
Max: 100.0
Min: 15.5 Wgt Avg: 80.4

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %		WA OLTV* WA % FICO
0.00 1.00 2.00 3.00	282 89 423 261	59,053,152 24,551,416 98,136,696 54,710,222	25.0 10.4 41.5 23.1	8.84 8.51 8.32 8.29		81.8 639 79.8 644 79.1 638 81.5 645
Total:	1,055	236,451,486	100.0	8.46		80.4 640

Documentation Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %		WA OLTV* WA % FICO
Stated Income / Stated Assets	1,055	236,451,486	100.0	8.46		80.4 640
Total:	1,055	236,451,486	100.0	8.46		80.4 640

Occupancy Status	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %		WA OLTV* WA % FICO
Primary	980	222,835,780	94.2	8.44		80.4 640
Second Home	7	2,365,673	1.0	8.15		82.8 658
Investor	68	11,250,033	4.8	9.00		79.5 642
Total:	1,055	236,451,486	100.0	8.46		80.4 640

		Total	%			WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %		OLTV* WA % FICO
California	277	84,445,340	35.7	8.12		80.2 653
Florida	149	30,433,024	12.9	8.51		79.0 625
Washington	48	10,563,588	4.5	8.36		81.4 670
Arizona	43	9,174,881	3.9	8.54		80.7 628
New Jersey	32	8,740,262	3.7	8.64		80.9 640
Massachusetts	30	7,943,593	3.4	8.47		81.5 635
Illinois	36	7,832,659	3.3	9.06		83.6 629
Nevada	37	7,308,466	3.1	8.53		80.7 635
Oregon	34	7,139,846	3.0	8.61		80.9 672
Maryland	24	6,061,959	2.6	8.31		81.8 620
New Yolk	24	5,826,591	2.5	8.73		74.3 600
Virginia	26	5,003,016	2.1	8.95		78.5 610
Georgia	30	4,557,497	1.9	8.83		81.1 643
Pennsylvania	21	3,675,154	1.6	8.82		78.8 618
Michigan	25	3,244,578	1.4	9.27		84.9 616
Other	219	34,501,032	14.6	8.79		81.3 635
Total:	1,055	236,451,486	100.0	8.46		80.4 640

		Total				WA
Purpose	No of Loans	Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV*%	FICO
Purchase	407	81,858,177	34.6	8.40		83.1 681
Refinance - Rate Term	65	13,333,379	5.6	8.66		84.9 643
Refinance - Cashout	583	141,259,931	59.7	8.48		78.4 616
Total:	1.055	236,451,486	100.0	8.46		80.4 640

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

		Total	%		WA
Product	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Arm 2/28	293	70,018,258	29.6	8.40	78.7	629
Arm 2/28 - Balloon 40130	203	56,861,405	24.0	8.45	80.1	620
Arm 2128 - Balloon 45130	84	21,286,992	9.0	7.91	78.0	691
Arm 2128 - Balloon 50130	19	6,699,230	2:8	7.67	79.1	657
Arm 2128 - Dual 40/30	1	246,957	0.1	8.65	90.0	668
Arm 3/27	83	20,805,552	8.8	8.25	82.7	660
Arm 3/27 - Balloon 40/30	54	14,978,540	6.3	8.25	80.4	630
Arm 3/27 - Balloon 45/30	25	5,094,190	2.2	8.08	78.5	687
Arm 3/27-Balloon 50130	8	2,343,160	1.0	7.61	79.7	650
Arm 5125	10	3,767,868	1.6	8.26	80.2	661
Arm 5/25 - Balloon 40/30	6	1,853,188	0.8	7.13	80.7	648
Arm 5/25 - Balloon 45/30	1	161,165	0.1	8.25	75.0	664
Arm 7/23 - Balloon 45/30	1	112,727	0.0	7.63	80.0	702
Fixed Balloon 30/15	98	7,543,369	3.2	11.75	99.7	679
Fixed Balloon 40/30	21	3,648,544	1.5	8.55	81.5	644
Fixed Rate	148	21,030,341	8.9	9.00	80.9	631
Total:	1,055	236,451,486	100.0	8.46	80.4	640

		Total	%		WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	810	181,538,203	76.8	8.46	80.5	638
PUD	99	20,772,361	8.8	8.51	80.3	642
Condo	79	17,282,574	7.3	8.42	81.3	660
2Family	52	12,830,158	5.4	8.55	79.6	640
3-4 Family	15	4,028,190	1.7	8.38	74.7	655
Total:	1,055	236,451,486	100.0	8.46	80.4	640

		Total	%		WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.01 - 4.00	4	1,349,486	0.7	6.64	75.4	699
4.01 -4.50	24	7,325,802	3.6	7.00	77.8	676
4.51 - 5.00	37	12,230,797	6.0	7.26	78.2	667
5.01 -5.50	79	21,388,363	10.5	7.82	78.7	649
5.51 - 6.00	162	43,719,231	21.4	8.07	79.5	641
6.01 - 6.50	137	35,713,438	17.5	8.35	79.4	624
6.51 -7.00	168	44,107,954	21.6	8.41	80.7	650
7.01 - 7.50	119	26,108,078	12.8	8.99	81.3	622
7.51 - 8.00	44	9,232,998	4.5	9.64	79.1	616
8.01 - 8.50	11	2,459,840	1.2	9.54	73.8	589
8.51 -9.00	3	593,244	0.3	10.04	80.9	636
Total:	788	204,229,232	100.0	8.28	79.6	640
Max: 8.85
Min: 3.45
Wgt Avg: 6.24

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV*%	WA FICO
4-6	1	142,161	0.1	6.35	78.4	560
7 - 9	4	1,339,662	0.7	7.39	78.7	611
10 -12	1	421,537	0.2	8.13	85.0	596
13 - 15	6	1,321,039	0.6	9.31	73.3	551
16 - 18	23	5,931,239	2.9	8.66	76.7	635
19 - 21	163	44,933,631	22.0	8.17	78.0	665
22 - 24	402	101,023,571	49.5	8.37	79.9	624
25 - 27	1	159,070	0.1	10.50	85.0	520
28 - 30	3	1,052,735	0.5	8.51	85.9	698
31 - 33	50	11,486,872	5.6	8.29	79.2	661
34 - 36	116	30,522,766	14.9	8.14	81.8	648
37>=	18	5,894,948	2.9	7.89	80.3	658
Total:	788	204,229,232	100.0	8.28	79.6	640
Max: 81
Min: 4
Wgt Avg: 25

Maximum Rate (%)		No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
9.51 -11.50		1	269,630	0.1	6.44	90.0	681
12.01 - 12.50		10	3,484,764	1.7	6.62	73.0	672
12.51 -13.00		21	7,500,091	3.7	6.85	76.8	674
13.01 -13.50		92	27,255,140	13.3	7.38	78.7	674
13.51 -14.00		201	55,022,301	26.9	7.81	78.2	663
14.01 -14.50		138	33,373,263	16.3	8.25	78.9	640
14.51-15.00		114	29,977,739	14.7	8.65	81.8	626
15.01 -15.50		84	22,510,946	11.0	9.14	82.2	599
15.51 - 16.00		74	14,215,271	7.0	9.64	82.6	598
16.01 - 16.50		34	6,695,175	3.3	9.84	81.5	581
16.51 - 17.00		12	2,586,886	1.3	10.22	78.2	567
17.01 - 17.50		6	818,335	0.4	10.76	80.3	549
17.51 -18.00		1	519,691	0.3	10.99	71.7	644
Total:		788	204,229,232	100.0	8.28	79.6	640
Max: 17.99
Min: 11.44 Wgt Avg: 14.35

		No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Minimum Rate (%)		Loans	Balance	Balance	%	%	FICO
4.51	- 5.00	1	81,266	0.0	7.00	61.7	613
5.01	- 5.50	4	705,501	0.3	9.06	75.5	590
5.51	- 6.00	6	1,704,022	0.8	8.05	78.8	663
6.01	- 6.50	15	4,700,380	2.3	7.05	77.6	657
6.51	-7.00	30	10,410,887	5.1	7.32	78.3	657
7.01	- 7.50	92	27,735,703	13.6	7.35	78.1	676
7.51	- 8.00	207	56,517,579	27.7	7.83	78.3	661
8.01	- 8.50	145	35,962,821	17.6	8.29	79.3	636
8.51	- 9.00	103	27,066,023	13.3	8.79	81.8	620
9.01	- 9.50	85	21,105,983	10.3	9.28	83.0	598
9.51	- 10.00	64	11,704,721	5.7	9.78	83.4	599
10.01 -10.50		25	4,359,406	2.1	10.28	78.9	559
10.51 - 11.00		9	1,837,600	0.9	10.79	73.5	599
11.01 -11.50		2	337,341	0.2	11.33	80.0	556
Total:		788	204,229,232	100.0	8.28	79.6	640
Max: 11.45
Min: 5.00 Wgt Avg: 8.20

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	2	504,329	0.2	9.78	86.6	624
1.50	7	1,992,116	1.0	8.60	80.0	644
2.00	16	4,065,250	2.0	8.38	74.7	640
3.00	763	197,667,536	96.8	8.27	79.7	640
Total:	788	204,229,232	100.0	8.28	79.6	640
Wgt Avg:	2.96

		Total	%		WA
Subsequent Periodic Cap (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
1.00	771	197,914,934	96.9	8.27	79.6	641
1.50	10	2,877,604	1.4	8.80	79.3	620
2.00	7	3,436,694	1.7	8.67	84.6	599
Total:	788	204,229,232	100.0	8.28	79.6	640
Wgt Avg: 1.02

		Total	%		WA
Interest Only Period (Months)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0	948	200,909,809	85.0	8.58	80.4	634
60	106	35,181,677	14.9	7.78	80.6	676
120	1	360,000	0.2	8.60	89.1	633
Total:	1,055	236,451,486	100.0	8.46	80.4	640